Exhibit 23.1
Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statements (Form S-8 Nos. 333-107500, 333-117678, 333-159057 and 333-213630) pertaining to the Danaher Corporation & Subsidiaries Savings Plan of our report dated June 7, 2024, with respect to the financial statements and schedules of the Danaher Corporation & Subsidiaries Savings Plan included in this Annual Report (Form 11-K) for the year ended December 31, 2023.

/s/ Ernst & Young LLP
Tysons, Virginia
June 7, 2024